SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                 SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                        (Amendment No.____________)*


                                BRT Realty Trust
             -----------------------------------------------------
                                (Name of Issuer)

            Shares of Beneficial Interest, Par Value $3.00 Per Share
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   055645 30 3
             -----------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                 July 12, 1998
             -----------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the following box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)               [X] Rule 13d-1(c)             [ ] Rule 13d-1(d)

                             CUSIP NO. 055645 30 3
--------------------------------------------------------------------------------
     1. NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (entities only)

       Wynnefield Partners Small Cap Value, L.P. 13-3688497
--------------------------------------------------------------------------------
     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)  [ ]
     (b) [X] Reporting Person is affiliated with other persons (see pages 2, 3, and 4)
--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             -0-
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          No shares
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       N/A
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON (See Instructions)

       PN
--------------------------------------------------------------------------------


----------
* Although this is an initial filing on Schedule 13G, the Reporting Person has previously filed on Schedule 13D.

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                 SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                        (Amendment No.____________)*


                                BRT Realty Trust
             -----------------------------------------------------
                                (Name of Issuer)

            Shares of Beneficial Interest, Par Value $3.00 Per Share
             -----------------------------------------------------
                         (Title of Class of Securities)

                                  055645 30 3
             -----------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                 July 12, 1998
             -----------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the following box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)               [X] Rule 13d-1(c)             [ ] Rule 13d-1(d)


                             CUSIP NO. 055645 30 3

--------------------------------------------------------------------------------
     1. NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (entities only)

       Nelson Obus, individually and as joint tenant (with Eve E. Coulson)
       ###-##-####
--------------------------------------------------------------------------------
     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)  [ ]
     (b) [X] Reporting Person is affiliated with other persons (see pages 2, 3, and 4)
--------------------------------------------------------------------------------
     3. SEC USE ONLY

--------------------------------------------------------------------------------
     4. CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             -0-
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          No shares
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       N/A
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON (See Instructions)

       IN
--------------------------------------------------------------------------------


----------
* Although this is an initial filing on Schedule 13G, the Reporting Person has previously filed on Schedule 13D.

                              (Page 2 of 5 Pages)

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                 SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                        (Amendment No.____________)*


                                BRT Realty Trust
             -----------------------------------------------------
                                (Name of Issuer)

            Shares of Beneficial Interest, Par Value $3.00 Per Share
             -----------------------------------------------------
                         (Title of Class of Securities)

                                  055645 30 3
             -----------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                 July 12, 1998
             -----------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the following box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)               [X] Rule 13d-1(c)             [ ] Rule 13d-1(d)


                             CUSIP NO. 055645 30 3

--------------------------------------------------------------------------------
     1. NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (entities only)

       Wynnefield Small Cap Value Offshore Fund, Ltd.  Not applicable
--------------------------------------------------------------------------------
     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)  [ ]
     (b) [X] Reporting Person is affiliated with other persons (see pages 2, 3, and 4)
--------------------------------------------------------------------------------
     3. SEC USE ONLY

--------------------------------------------------------------------------------
     4. CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            -0-
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             -0-
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          No shares
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       N/A
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------


----------
* Although this is an initial filing on Schedule 13G, the Reporting Person has previously filed on Schedule 13D.

                               (Page 3 of 5 Pages)

Item 1     (a).   Name of Issuer:

                    BRT Realty Trust
                  --------------------------------------------------------------
Item 1     (b).   Address of Issuer's Principal Executive Offices:

                    60 Cutter Hill Road, Great Neck, New York 11201
                  --------------------------------------------------------------
Item 2     (a).   Name of Person Filing:

                    Wynnefield Partners Small Cap Value, L.P. ("Partners") Nelson Obus, individually and as joint tenant (with Eve E. Coulson)
                    Wynnefield Partners Small Cap Offshore Fund, Ltd. ("Fund")
                   -------------------------------------------------------------
Item 2     (b).   Address of Principal Business Office, or if None, Residence:

                    One Penn Plaza, Suite 4720, New York, NY  10119
                  --------------------------------------------------------------
Item 2     (c).   Citizenship:

                    Partners is a Delaware limited partnership
                    Nelson Obus is a U.S. citizen
                    Fund is a Cayman Islands company
                  --------------------------------------------------------------
Item 2     (d).   Title of Class of Securities:

                    Shares of Beneficial Interest, Par Value $3.00 Per Share
                  --------------------------------------------------------------
Item 2     (e).   CUSIP Number:
                               055645 30 3
                               -------------------------------------------------

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is: None of the reporting persons is an entity specified in Rule 13d-1(b) (1)(ii)

            If this statement is filed pursuant to Rules 13d-1(c), check this box [X].

Item 4      Ownership.

            (a) Amount beneficially owned by all reproting persons:
                    No shares
                    -----------------------------------------------------------

            (b) Percent of class:  N/A
                                 ----------------------------------------------

            (c) Number of shares as to which the reporting persons have:

                  (i)   Sole power to vote or to direct the vote    None
                                                                 --------------

                  (ii)  Shared power to vote or to direct the vote  None
                                                                 --------------

                  (iii) Sole power to dispose or to direct the disposition
                                                                    None
                                                                 ---------------

                  (iv)  Shared power to dispose or to direct the disposition
                                                                    None
                                                                 ---------------


Item 5  Ownership of Five Percent or Less of a Class.

          This statement is being filed to report the fact that as of the date hereof, the reporting person (Wynnefield Partners Small Cap Value L.P.) and Nelson Obus, individually and as joint tenant with Eve E. Coulson, and Wynnefield Small Cap Value Offshore Fund, Ltd., affiliates of the reporting person, have ceased to be the beneficial owners of more than 5% of the shares of beneficial interest of BRT Realty Trust.

                              (Page 4 of 5 Pages)

Item 6   Ownership of More Than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not applicable.

Item 8   Identification and Classification of Members of the Group.

          See Item 5.

Item 9   Notice of Dissolution of Group.

          Not applicable.

Item 10  Certification.

          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effective of changing or influencing the control of the issuer of the securities and are not held in connection or as a participant in any transaction having that purpose or effect.



Dated:  July 20, 1998


                                  WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                                  By: Wynnefield Capital Management, LLC

                                  By: /S/ Nelson Obus
                                       -------------------
                                       Nelson Obus, Managing Member


                                  /S/ Nelson Obus
                                  -----------------------------------
                                  Nelson Obus on behalf of himself and with Eve
                                  E. Coulson, as Joint Tenants


                                  WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                                  By:  Wynnefield Capital, Inc.

                                  By: /S/ Nelson Obus
                                       -------------------
                                       Nelson Obus, Managing Member



                              (Page 5 of 5 Pages)